   As filed with the Securities and Exchange Commission on January 22, 1997
                                                    Registration No. 333-17003

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                             ----------------------
                                AMENDMENT No. 1
                                      to
                                   FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                       NATIONAL CONSUMER COOPERATIVE BANK
             (Exact name of registrant as specified in its charter)

   United States of America                                    52-1157795
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

                         1401 Eye Street N.W., Suite 700
                              Washington, DC 20005
                                 (202) 336-7700
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------
                                Charles E. Snyder
                       National Consumer Cooperative Bank
                         1401 Eye Street N.W., Suite 700
                              Washington, DC 20005
                                 (202) 336-7700

            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of process)

                             ----------------------
                                   Copies to:

      Martin Flynn, Esq.                                 Daniel M. Rossner, Esq.
      Shea & Gardner                                     Brown & Wood LLP
      1800 Massachusetts Ave., N.W.                      One World Trade Center
      Washington, DC 20036                               New York, NY 10048

                             ----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                             ----------------------
                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                        Proposed Maximum      Proposed Maximum          Amount of
     Title of Each Class of           Amount to be       Offering Price          Aggregate            Registration
   Securities to be Registered       Registered (1)        Per Unit(2)       Offering Price(2)(3)          Fee(4)
------------------------------------------------------------------------------------------------------------------------
Debt Securities..................      $100,000,000            100%              $100,000,000             $30,303.03
========================================================================================================================

(1) Or, if Debt Securities are to be issued with a principal amount denominated in a foreign currency, such greater principal amount as shall result in an aggregate initial offering price equivalent to $100,000,000 at the time of initial offering, or if at an original issue discount, such greater principal amount as shall result in proceeds to the registrant of $100,000,000.
(2) Estimated solely for purpose of calculating the registration fee.
(3) Exclusive of accrued interest, if any.

(4) $303.03 of which was previously paid.

                       National Consumer Cooperative Bank
                  (doing business as National Cooperative Bank)

                                 Debt Securities

                                -----------------

National Consumer Cooperative Bank ("NCB") may from time to time offer its debt securities (the "Debt Securities") in one or more series at an aggregate initial offering price not to exceed $100,000,000 or its equivalent in any other currency or composite currency. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of the offering. The accompanying Prospectus Supplement sets forth with regard to the Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity date, interest rate or rates, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of NCB or the holder, any terms for sinking fund payments, any listing on a securities exchange, the initial public offering or purchase price and any other terms in connection with the offering and sale of such series of Debt Securities.


     The Debt Securities will be unsecured. Unless otherwise specified in a Prospectus Supplement, the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of NCB.

     The Prospectus Supplement may contain information concerning certain United States Federal income tax considerations applicable to the Debt Securities offered therein.

     The Debt Securities are not guaranteed by the United States and shall not constitute a debt or obligation of the United States or any agency or instrumentality thereof.

     The Debt Securities may be sold by NCB directly or through agents, underwriters or dealers, as designated from time to time or through a combination of such methods. Such agents, underwriters or dealers may include Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated or a group of agents, underwriters or dealers represented by firms including Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. If agents of NCB or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Debt Securities. See "Plan of Distribution".

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

Goldman, Sachs & Co.                                        Morgan Stanley & Co.
                                                                Incorporated

                                -----------------

              The date of this Prospectus is January   , 1997.

                              AVAILABLE INFORMATION

     NCB is subject to certain information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports with the Securities and Exchange Commission (the "Commission"). Reports filed by NCB can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

      NCB has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to NCB and the Securities offered hereby.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents have been filed by NCB with the Commission and are incorporated herein by reference: (i) NCB's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (as filed on April 1, 1996); (ii) NCB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) NCB's Current Report on Form 8-K dated November 27, 1996.


     All documents filed by NCB with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     When used in this Prospectus, any related Prospectus Supplement or any document incorporated herein and therein by reference, the words "believes", "anticipates", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number or risks and uncertainties that could cause actual results to differ materially from those projected, including: competition within each of NCB's businesses, the effects of international, national and regional economic conditions, the availability of capital and other risks described from time to time in NCB's filings with the Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. NCB also undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

     NCB will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents described above other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written requests should be mailed to National Consumer Cooperative Bank, 1401 Eye Street N.W., Suite 700, Washington, D.C. 20005 Attention: Richard L. Reed. Telephone requests should be directed to (202) 336-7700.

                       NATIONAL CONSUMER COOPERATIVE BANK

General

     NCB, which does business as the National Cooperative Bank, is a financial institution organized under the laws of the United States. NCB provides financial and technical assistance to eligible cooperative enterprises or enterprises controlled by eligible cooperatives. A cooperative enterprise is an organization which is owned by its members and which is engaged in producing or furnishing goods, services, or facilities for the benefit of its members or voting stockholders who are the ultimate consumers or primary producers of such goods, services, or facilities. NCB is structured as a cooperative institution whose voting stock can be owned only by its patrons or those eligible to become its patrons.

     In the legislation chartering NCB (the National Consumer Cooperative Bank Act or the "NCCBA"), Congress stated its finding that cooperatives have proven to be an effective means of minimizing the impact of inflation and economic hardship on members/owners by narrowing producer-to-consumer margins and price spreads, broadening ownership and control of economic organizations to a larger base of consumers, raising the quality of goods and services available in the marketplace and strengthening the nation's economy as a whole. To further the development of cooperative businesses, the Congress specifically directed NCB
(1) to encourage the development of new and existing cooperatives eligible for its assistance by providing specialized credit and technical assistance; (2) to maintain broad-based control of NCB by its voting shareholders; (3) to encourage a broad-based ownership, control and active participation by members in eligible cooperatives; (4) to assist in improving the quality and availability of goods and services to consumers; and (5) to encourage ownership of its equity securities by cooperatives and others.

     NCB has attempted to fulfill its statutory obligations in two fashions. First, NCB makes loans and offers other financing arrangements which afford cooperative businesses substantially the same financing opportunities currently available for traditional enterprises. Second, NCB provides financial and other assistance to the NCB Development Corporation, a non-profit corporation without capital stock organized in 1982 which makes loans and provides assistance to developmental cooperatives.

     The NCCBA was passed on August 20, 1978, and NCB commenced lending operations on March 21, 1980. In 1981, Congress amended the NCCBA to convert the Class A Preferred Stock of NCB previously held by the United States to Class A Notes of NCB (the "Class A Notes") as of December 31, 1981 (the "Final Government Equity Redemption Date"). Since the Final Government Equity Redemption Date, NCB's capital stock, except for three shares of non-voting Class D stock, has been owned exclusively by cooperatives. NCB maintains its executive offices at 1401 Eye Street N.W., Washington, D.C. 20005. The telephone number of its executive offices is (202) 336-7700. NCB also maintains regional offices in Minneapolis, New York, Anchorage, and San Francisco as well as a federally chartered savings bank in Ohio.

Loan Requirements, Restrictions and Policies

     Eligibility Requirements. Cooperatives and legally chartered entities primarily owned and controlled by cooperatives are eligible to borrow from NCB if they are operated on a cooperative basis and are engaged in producing or furnishing goods, services or facilities primarily for the benefit of their members or voting stockholders who are the ultimate consumers of such goods, services or facilities. In addition, to be eligible to borrow from NCB, the borrower must, among other things, (1) be controlled by its members or voting stockholders on a democratic basis; (2) agree not to pay dividends on voting stock or membership capital in excess of such percentage per annum as may be approved by NCB; (3) provide that its net savings shall be allocated or distributed to all members or patrons, in proportion to their patronage, or retain such savings for the actual or potential expansion of its services or the reduction of its charges to the patrons, and (4) make membership available on a voluntary basis, without any social, political, racial or religious discrimination and without any discrimination on the basis of age, sex, or marital status to all persons who can make use of its services and are willing to accept the responsibilities of membership. NCB may also purchase obligations issued by members of eligible cooperatives. In addition, organizations applying for loans must comply with other technical requirements imposed by NCB.

     Lending Authorities. The Board of Directors of NCB established its policies governing its lending operations in compliance with the NCCBA. The policies adopted by the Board are carried out by the management of NCB pursuant to written loan policies adopted by the Board. The management in turn adopts and implements guidelines and procedures consistent with stated Board directives. Lending policies and guidelines are reviewed regularly by the Board of Directors and management to make needed changes and amendments.

     The management of NCB may approve individual loan amounts of up to 75% of the single borrower lending limit which is equal to 15% of NCB's capital (using the definition of capital for national banks as set forth by the Office of the Comptroller of the Currency) without prior approval of the Board. The President of NCB may delegate authorities up to this limit to such committees and individual officers as he may deem appropriate.

Lending Limits

     Single Borrower

     The total amount of loans, letters of credit, leases and other financing that may be made available to any one borrower may not exceed 15% of NCB's capital. The approval of any loan to a single borrower which has a combined total of financing from NCB in excess of 75% of the 15% limit is subject to the prior approval of the Loan and Business Development Committee of the Board.

     Cooperatives of Primary Producers

     The total dollar value of loans to cooperatives that produce, market and furnish goods, services and facilities on behalf of their members as primary producers may not exceed 10% of the gross assets of NCB. The total dollar volume of loans NCB will allow to be outstanding to any producer cooperative may not exceed 20% of the amount available for loans to all producer cooperatives.

Interest Rates

     Generally

     NCB charges interest rates approximately equal to the market rates charged by other lending institutions for comparable types of loans. NCB seeks to price its loans to yield a reasonable return on its portfolio in order to build and maintain the financial viability of NCB and to encourage the development of new and existing cooperatives. In addition, to ensure that NCB will have access to additional sources of capital in order to sustain its growth, NCB seeks to maintain a portfolio that is competitively priced and of sound quality.

     Interest Rates for Real Estate Loans

     Real estate loans are priced under rate guidelines issued by NCB's Real Estate Lending Group for specific types of loans with specific maturities. NCB takes the following factors into consideration in pricing its real estate loans: loan-to-value ratios, lien position, cooperative payment history, reserves, occupancy level and cash flow. NCB fixes rates based on a basis point spread over U.S. Treasury securities with yields adjusted to constant maturity of one, three, five or ten years. Interest rate may be fixed at the time of commitment for a period generally not exceeding 30 days.

     Interest Rates on Commercial Loans

     NCB makes commercial loans at fixed and variable interest rates. Loan pricing is based on prevailing market conditions, income and portfolio diversification objectives and the overall assessment of risk. Typically, commercial loan repayment schedules are structured by NCB with flat monthly principal reduction plus interest on the outstanding balance.

     Fees

     NCB typically assesses fees to cover the costs of NCB of its consideration of and handling of loan transactions, and to compensate NCB for setting aside funds for future draws under a commitment. The legal fees paid to outside legal counsel retained by NCB for loan transactions are charged to the borrower.

     Underwriting

     When evaluating credit requests, NCB seeks to determine whether a prospective borrower has and/or will have sound management, sufficient cash flow to service debt, assets in excess of liabilities and a continuing demand for its products, services or use of its facilities, so that the request will be repaid in accordance with its terms.

     NCB evaluates repayment ability based upon an analysis of a borrower's historical cash flow and conservative projections of future cash flows from operations. This analysis focuses on determining the predictability of future cash flows as a primary source of repayment.

     Security

     Loans made by NCB are generally secured by specific collateral. If collateral security is required, the value of the collateral must be reasonably sufficient to protect NCB from loss, in the event that the primary sources of repayment of financing from the normal operation of the cooperative, or refinancing, prove to be inadequate for debt repayment. Collateral security alone is not a sufficient basis for NCB to extend credit. Unsecured loans normally are made only to borrowers with strong financial conditions, operating results and demonstrated repayment ability.

     Loans Benefiting Low-Income Persons

     Under the NCCBA, the Board of Directors must use its best efforts to insure that at the end of each NCB fiscal year at least 35% of its outstanding loans are to (1) cooperatives whose members are predominantly low-income persons, as defined by NCB, and (2) other cooperatives that propose to undertake to provide specialized goods, services, or facilities to serve the needs of predominantly low-income persons. NCB defines a "low-income person", for these purposes, as an individual whose family's income does not exceed 80% of the median family income, adjusted for family size for the area where the cooperative is located, as determined by the Department of Housing and Urban Development.

     Loans for Residential Purposes

     Commencing on October 1, 1985, the NCCBA prohibited NCB from making loans for financing, construction, ownership, acquisition or improvement of any structure used primarily for residential purposes if, after giving effect to such loan, the aggregate amount of all loans outstanding for such purposes will exceed 30% of the gross assets of NCB.

     To date, the 30% cap on residential real estate loans has not restricted NCB's ability to provide financial services to residential borrowers. NCB has been able to maintain its position in the residential real estate market without increased real estate portfolio exposure by selling real estate loans to secondary market purchasers of such loans. Since October 1, 1985, the preponderance of NCB's real estate volume has been predicated upon sale to secondary market purchasers. There can, however, be no assurance that NCB's future lending for residential purposes will not be impaired by the statutory limit. As of September 30, 1996, approximately 16.20% of NCB's total assets consisted of loans made for residential purposes.

     Operations of Subsidiaries

     NCB also attempts to fulfill its statutory mission by providing financing opportunities to cooperatives through several subsidiaries.

     Cooperative Funding Corporation ("CFC") is a wholly-owned subsidiary of NCB. CFC provides fee-compensated corporate financial services to customers of NCB and to other corporations which may be members of cooperatives, or which sponsor employee stock ownership plans. CFC is registered as a broker-dealer with the Commission and is a member of the National Association of Securities Dealers.

     NCB Investment Advisers, Inc. has been organized to provide investment advisory services to cooperatives. It is registered as an investment adviser with the Commission.

     NCB Financial Corporation is a Delaware chartered, wholly-owned, S&L holding company whose sole subsidiary is NCB Savings Bank, FSB.

     NCB Savings Bank, FSB is a federally chartered, federally insured savings bank located in Hillsboro, Ohio.

     NCB Mortgage Corporation is a wholly-owned subsidiary of NCB that originates and services loans to cooperatives.

     NCB Insurance Brokers, Inc. is engaged in the business of brokering housing-related insurance to cooperatives.

     NCB I, Inc. ("NCB I") is a wholly-owned, special purpose corporation that holds credit enhancement certificates related to the securitization and sale of cooperative real estate loans. NCB and NCB I are parties to an agreement under which each agrees not to commingle the assets of NCB I with those of NCB.

     NCB Retail Finance Corporation ("NCBRFC") is a wholly-owned special purpose corporation that participates in the securitization and sale of loans to customers involved in the grocery business. NCBRFC is required by its certificate of incorporation to have at least two directors independent of NCB and to avoid commingling its assets with those of NCB.

Competition

     The Congress created and capitalized NCB because it found that existing financial institutions were not making adequate financial services available to cooperative, not-for-profit business enterprises. However, NCB experiences considerable competition in lending to the most creditworthy cooperative enterprises.

Taxes

     The NCCBA provides that NCB shall be treated as a cooperative within the meaning of Section 1381(a)(2) of the Internal Revenue Code. As such and pursuant to the provisions of the NCCBA NCB, in determining its taxable income for Federal income tax purposes, is allowed a deduction for an amount equal to any patronage refunds in the form of cash, of Class B or Class C stock, or allocated surplus that are distributed or set aside by NCB during the applicable tax period. To date, NCB has followed the policy of distributing or setting aside such patronage refunds during the applicable tax period, and this has effectively reduced NCB's Federal income tax liability to insignificant amounts.

     Section 109 of the NCCBA, as amended, provides that NCB, including its franchise, capital, reserves, surplus, mortgages or other security holding and income, is exempt from taxation by any state, county, municipality or local taxing authority, except that any real property held by NCB is subject to any state, county, municipal or local taxation to the same extent according to its value as other real property is taxed.

     In 1995, it was determined that all income generated by NCB and its subsidiaries, with the exception of the NCB Savings Bank, qualifies as patronage income under the Internal Revenue Code, with the consequence that NCB is able to issue tax deductible patronage refunds with respect to all such income.

     NCB's subsidiaries are subject to state income taxes.

     Neither interest income nor gains realized in respect of the Debt Securities is exempt from taxation by the United States or any state, county, municipality or local taxing authority therein.


Agreement Concerning the Class A Notes

     The NCCBA, as amended, provided that the interest rate payable to the United States on the Class A Notes was limited until October 1, 1990 to 25% of NCB's net income. Following a passage of a technical amendment to the NCCBA, NCB entered into as of December 21, 1989, a Financing Agreement with the U.S. Treasury to govern the interest rates payable on the Class A Notes until their final redemption on October 31, 2020. Pursuant to the Financing Agreement, NCB has issued to the U.S. Treasury four replacement Class A Notes. As of January 10, 1997 the face amounts and current maturities of the outstanding replacement notes were as follows:

     Replacement     Current Maturity
        Note               Date             Amount          Maturity
--------------------------------------------------------------------------------

          1               4/1/97          $53,553,328        3 months

          2              10/1/99          $36,854,000       36 months

          3              10/1/00          $55,281,000       60 months

          4              10/1/00          $36,854,000      120 months


     When each note matures NCB has the right to borrow again from the Treasury the maturing amount under the same terms and conditions. NCB intends generally to avail itself of this right. Thus, until the final redemption of the Class A Notes, NCB would have outstanding to the U.S. Treasury four tranches of Class A Notes in the maturities stated above. In November 1994, however, NCB adopted a Capitalization and Patronage Refund Policy that contemplates the probable retirement of $25 million of Class A Notes in 2010 and $25 million in 2015. At each maturity date, the interest rate to be paid upon the note for the succeeding period will be calculated by the U.S. Treasury based upon the then-prevailing interest rates for Treasury obligations of comparable maturities.

Properties

     NCB leases space for its Washington, D.C. headquarters and for three regional offices located in Minneapolis, New York City, and Anchorage. NCB Financial Corporation and NCB I maintain offices in Wilmington, Delaware. NCB's headquarters is 34,464 square feet in size and regional offices average 1500 square feet. The rental expense for the fiscal year ended December 31, 1995 was $1,290,000 for NCB's headquarters and regional offices. NCB considers the regional offices suitable for its needs and the facilities are fully utilized in its operations.

Regulation

     NCB is organized under the laws of the United States. NCB is examined annually by the Farm Credit Administration, and the General Accounting Office is authorized to audit NCB. Reports of such examinations and audits are to be forwarded to the Congress, which has the sole authority to amend or revoke NCB's charter. NCB Savings Bank, FSB is regulated by the Federal Office of Thrift Supervision.

                   SELECTED CONSOLIDATED FINANCIAL DATA OF NCB

     The following table contains selected consolidated financial data for NCB and its subsidiaries for the five years ended December 31, 1995 and the nine-month periods ended September 30, 1996 and 1995. The financial data for each of the years ended December 31, 1991 through 1995 have been derived from audited financial statements. The financial data for the nine months ended September 30, 1996 and 1995 have been derived from unaudited financial statements and reflect, in the opinion of management, all adjustments (consisting or normal recurring accruals) necessary to present fairly the information for such interim periods. Results for the interim periods are not necessarily indicative of results to be expected for the full year. The summary below should be read in conjunction with the Consolidated Financial Statements of NCB and the related Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations which are contained in each of NCB's Annual Reports on Form 10-K for the years ended December 31, 1991 through 1995 and NCB's Quarterly Report on Form 10-Q for the quarters ended September 30, 1995 and 1996. See "Incorporation of Certain Documents by Reference."


                                Nine Months Ended September 30,                         Year Ended December 31,
                                -------------------------------     ---------------------------------------------------------------
                                      1996         1995                 1995         1994         1993         1992         1991
                                      ----         ----                 ----         ----         ----         ----         ----
                                                                          (Dollars in thousands)
INCOME STATEMENT DATA

Total interest income             $   43,157   $   37,522           $   52,498   $   41,123   $   38,997   $   44,063   $   45,997

Net interest income                   17,864       15,705               21,745       20,514       18,334       20,145       19,178

Net income                            10,139        6,036                9,083        8,877        8,616        6,060        5,864

BALANCE SHEET DATA
  (at period end)

Loans and leases outstanding      $  676,587    $ 593,271           $  597,190   $  501,090   $  457,713   $  457,551   $  447,484

Total assets                         770,516      668,673              684,532      567,321      535,767      527,861      517,175

Total capital*                                                         300,995      295,749      292,581      287,521      287,407

Subordinated Class A Notes**         182,869      183,038              182,542      182,542      182,542      182,857      184,270

Long-term borrowings, including      384,948      350,242              337,230      287,899      312,897      330,380      281,433
  Subordinated Class A Notes

Members' equity                      123,498      117,820              118,453      113,207      110,039      104,664      103,137

Other borrowed funds                                                   365,288      256,315      230,868      228,512      217,929
  including deposits

OTHER DATA

Capital to assets**                     39.7%        44.0%                44.0%        52.3%        54.6%        54.5%        55.6%

 Return on average assets               1.89%        1.36%                 1.5%         1.7%         1.6%         1.2%         1.2%

 Return on average members'                                                7.8%         7.9%         8.0%         5.8%         5.8%
  equity                               11.16%        6.94%

 Net yield on interest earning assets   8.52%        8.90%                 3.7%         4.1%         3.7%         3.9%         4.0%

Average members' equity as a            17.0%        19.7%                18.9%        21.5%        20.4%        19.8%        20.7%
 percent of average total assets

 Average total loans and lease          19.7%        22.6%                21.9%        25.0%        24.3%        22.6%        23.9%
  financings

Net average loans and lease             84.0%        85.1%                86.2%        83.4%        81.9%        85.7%        84.8%
financing to average total assets

Net average earning assets to           95.1%        95.6%                94.9%        93.3%        93.2%        96.5%        96.4%
average total assets

Allowance for loan losses to loans       2.2%         2.3%                 2.5%         2.6%         2.7%         2.3%         1.9%
outstanding

Provision for loan losses to average     0.2%         0.2%                 0.4%         0.2%         0.3%         0.5%         0.6%
loans outstanding

----------
* Capital includes members' equity and subordinated Class A Notes. ** Net of deferred hedge gains.

                                 USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes. Such purposes may include the retirement of all or part of NCB's 8.18% Amended and Restated Series A Notes due June 24, 1997 and 7.32% Amended and Restated Series B Notes due December 24, 1997.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for NCB is computed by dividing earnings by fixed charges. Earnings consist primarily of income before income taxes and fixed charges. Fixed charges represent interest expense and the proportion of rental expense deemed representative of the interest factor. In addition, where indicated, fixed charges include interest on deposits.

                                          Nine Months
                                             Ended
                                         September 30,                  Year Ended December 31,
                                         -------------                  -----------------------
                                         1996     1995      1995      1994        1993       1992       1991
                                         ----     ----      ----      ----        ----       ----       ----
Ratio of Earnings to Fixed Charges:
  Including interest on deposits         1.42     1.30      1.32      1.45        1.45       1.28       1.23
  Excluding interest on deposits         1.48     1.34      1.36      1.50        1.49       1.30       1.25


                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture, dated January 15,1997 (the "Indenture"), between NCB and The First National Bank of
Chicago (the "Trustee"), that will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, it is intended that such Sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in this summary) shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities. There is no requirement that future issues of debt securities of NCB be issued under the Indenture, and NCB is free to employ other indentures or documentation containing provisions different from those included in the Indenture or applicable to one or more issues of Debt Securities in connection with future issues of such other debt securities.


General

     The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by NCB. The Debt Securities will be direct, unsecured obligations of NCB and will rank on a parity with other unsecured and unsubordinated indebtedness of NCB.

     The Debt Securities are not guaranteed by the United States and shall not constitute a debt or obligation of the United States or any instrumentality thereof.

     The Indenture provides that there may be more than one Trustee under the Indenture with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities issued under the Indenture, and a successor Trustee may be appointed to act with respect to such series. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms: (1) the title of such Debt Securities and series in which such Debt Securities will be included; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which such Debt Securities will mature and, if other than the principal amount thereof, the portion of the principal amount of such Debt Securities payable at maturity; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined and the manner upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (7) the date or dates, if any, on or after which, or the period or periods, if any, within which, and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by NCB, and the other terms and provisions of such sinking and/or purchase funds; (8) the date or dates, if any, on or after which, or the period or periods, if any, within which, and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of NCB or of the holder thereof and the other terms and provisions of such optional redemption; (9) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid;
(10) the denomination or denominations in which such Debt Securities are authorized to be issued if other than $1,000 (in the case of Debt Securities issued in registered form) or $5,000 (in the case of Debt Securities issued in bearer form) and integral multiples thereof; (11) whether such Debt Securities will be issued in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (12) information with respect to book-entry procedures relating to global Debt Securities; (13) the terms, if any, upon which such Debt Securities may be convertible into other securities of NCB and the terms and conditions upon which such conversion may be effected, including the initial conversion price or rate and any other provision in addition to or in lieu of those described herein; (14) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (15) each office or agency where, subject to the terms of the Indenture, the principal of, and premium and interest, if any, on, the Debt Securities will be payable and where such Debt Securities may be presented for registration of transfer or exchange; (16) the currencies or currency units in which such Debt Securities are issued and in which the principal of, and premium and interest, if any, on, and additional amounts, if any, in respect of such Debt Securities will be payable; (17) whether the amount of payments of principal of, and interest on, and additional amounts, if any, in respect of such Debt Securities may be determined with reference to an index, formula or other method or methods (which index, formula or method or methods may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (18) whether NCB or a holder may elect payment of the principal of, or premium or interest, if any, on, or additional amounts in respect of, such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be paid; (19) if other than the Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent; (20) the applicability of the defeasance provisions to such Debt Securities; (21) the person to whom any interest on any registered Debt Securities of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the applicable Regular Record Date for such payment of interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture; (22) whether and under what circumstances NCB will pay additional amounts as contemplated by Section 1004 of the Indenture (the term "interest", as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is a United States Alien (as defined in the Indenture) (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether NCB will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (23) any deletions from, modifications of or additions to the Events of Default or covenants of NCB with respect to any of such Debt Securities; (24) any special Federal income tax considerations applicable to such Debt Securities; and (25) any other terms of such Debt Securities (which will not be inconsistent with the provisions of the Indenture).

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special Federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for information with respect to any deletions from, modifications of or additions to the Events of Default described below or covenants of NCB contained in the Indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Registration, Transfer, Payment and Paying Agent

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that NCB may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

     Unless otherwise indicated in the applicable Prospectus Supplement, registered Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof and bearer Debt Securities will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of the Debt Securities, but NCB may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and transfer of the Debt Securities will be registrable, at the corporate trust office of The First National Bank of Chicago, as Paying Agent and Security Registrar under the Indenture, in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Debt Security in registered form may be made at the option of NCB by check mailed to the address appearing in the applicable Security Register of the person in whose name such Debt Security is registered at the close of business on the Regular Record Date or by transfer to an account maintained with a bank located in the United States (Sections 305, 307, and 1002).

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as NCB may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of NCB in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

Book-Entry System

     Each Debt Security will be issued in fully registered book-entry form (a "Book-Entry Note"). Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Prospectus Supplement. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

     Upon issuance, all Book-Entry Notes bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, Specified Currency, Interest Payment Dates (if any), Stated Maturity Date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Security.


     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Debt Securities in certificated form ("Certificated Notes") and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.


     Book-Entry Notes represented by a Global Security are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies NCB in writing that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by NCB within 60 days
(y) NCB in its sole discretion determines not to have such Book-Entry Notes represented by one or more Global Securities or (z) an event shall have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to such Book-Entry Notes. Any Global Security representing Book-Entry Notes that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (or in such amounts in other currencies or composite currencies as specified in the applicable Prospectus Supplement). Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Book-Entry Notes.


     Except as provided above, owners of Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and no Global Security representing Book-Entry Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a Book-Entry Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any rights of a Holder under the Notes. NCB understands that, under existing industry practices, in the event that (i) NCB requests any action of Holders or (ii) an owner of a Book-Entry Note desires to give or take any action which a Holder is entitled to give or take under the Notes in accordance with the terms of the Notes, the Depositary would authorize the participants owning the relevant Book-Entry Notes to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary.


     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect

Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

     To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to NCB as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or NCB, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of NCB or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by NCB, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

     The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to NCB or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

     NCB may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

Outstanding Debt Securities

     In determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in a Foreign Currency (as defined below) shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security and (iv) any Debt Security owned by NCB or any obligor on such Debt Security or any Affiliate of NCB or such other obligor, shall be deemed not to be Outstanding (Section 101).

Modification and Waiver

     Modifications and amendments of the Indenture may be made by NCB and the Trustee with the consent of the holders of 66-2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby: (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof or the amount thereof provable in bankruptcy; (d) change the redemption provisions or adversely affect the right of repayment at the option of any holder; (e) change the place of payment of, currency of payment of principal of, or any premium or interest on, any Debt Security; (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (h) modify the provisions of the Indenture described in this paragraph or those regarding waiver of compliance with certain provisions of, or certain defaults and their consequences under, the Indenture, except to increase the percentage of Outstanding Debt Securities necessary to modify and amend the Indenture or to give any such waiver, and except to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Outstanding Debt

Security affected thereby; or (i) make any change that adversely affects the right to convert any Debt Security.

     The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by NCB with certain restrictive provisions of the Indenture (Section 1007). The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or interest on a Debt Security of such series, or a default in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each affected Outstanding Debt Security of that series (Section 513).

     Modifications and amendments of the Indenture may be made by NCB and the Trustee without the consent of any holder for any of the following purposes: (i) to evidence the succession of another corporation to NCB; (ii) to add to the covenants of NCB for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power therein conferred upon NCB; (iii) to add or change any provisions of the Indenture to facilitate the issuance of bearer Debt Securities; (iv) to establish the form or terms of Debt Securities of any series and any related coupons; (v) to provide for the acceptance of appointment by a successor Trustee; (vi) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Debt Securities of any series or any related coupons in any material respect; (vii) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities; (viii) to add any additional Events of Default; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided such action does not adversely affect the interests of holders of Debt Securities of such series or any related coupons in any material respect; (x) to secure the Debt Securities; (xi) to make provisions with respect to conversion rights of holders of Debt Securities of any series; and (xii) to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that such amendment or supplement does not materially adversely affect the interests of the holders of any Debt Securities then Outstanding (Section 901).

Consolidation, Merger and Sale of Assets

     NCB may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes NCB's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met (Section 801).

Events of Default


     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of, or any premium on, any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) breach of any other covenant or warranty of NCB in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving NCB; (f) acceleration of Indebtedness in a principal amount in excess of $10,000,000 of NCB under the terms of the instrument under which such Indebtedness was issued or secured, if such acceleration is not annulled within 30 days after written notice as provided in the Indenture; and (g) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default with respect to Debt Securities of any series at the time Outstanding (other than an Event of Default described in clause (e) above) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Debt Securities of that series or such lesser amount as may be provided for in the Debt Securities of such series to be due and payable immediately. If an Event of Default specified in clause (e) above with respect to Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series or such lesser amount as may be provided for in the Debt Securities of such series will ipso facto become immediately due and payable without any declaration on the part of the Trustee or any holder. At any time after Debt Securities of any series have been accelerated, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind and annul such acceleration, provided that, among other things, all Events of Default with respect to such series, other than payment defaults caused by such acceleration, have been cured or waived as provided in the Indenture (Section 502).

Discharge, Defeasance and Covenant Defeasance

     NCB may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be (Section
401).

     The Indenture provides that, if the provisions of Section 402 thereof are made applicable to the Debt Securities of or within any series pursuant to
Section 301 thereof, NCB may elect to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 402(2)) or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 402(3)), upon the irrevocable deposit by NCB with the Trustee, in trust, of an amount, in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 402(4)).

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which NCB is a party or by which it is bound, (ii) no default or Event of Default with respect to the Debt Securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) NCB has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by NCB, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. Federal income tax law occurring after the date of the Indenture (Section 402(4)(d) and (e)).

     "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United

States of America or by any recognized confederation or association of such governments (Section 101).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (i) and (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after NCB has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause
(a) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event (Section 402(5)).

     "Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government or confederation of issuance shall be made in U.S. dollars (Section 101).

     In the event NCB effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default or with respect to any other covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, NCB would remain liable to make payment of such amounts due at the time of acceleration (Section 402).

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

     Under each Indenture, NCB is required to furnish to the Trustee annually a statement as to performance by NCB of certain of its obligations under the Indenture and as to any default in such performance. NCB is also required to deliver to the Trustee, within five days after the occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event of Default (Section 1008).

Additional Provisions

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section 601). Subject to such provisions for the indemnification of the Trustee and certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (Section 512).

     No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; (iii) the Trustee shall have failed to institute such proceeding within 60 days after receipt of such written request; and (iv) the Trustee shall not have received from the holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request (Section 507). However, the holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment (Section 508).

Concerning the Trustee

     NCB has, from time to time, engaged in transactions with the Trustee in the ordinary course of its business.

                              PLAN OF DISTRIBUTION

     NCB may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, or a group of underwriters represented by firms including Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated may also act as agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from NCB or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from NCB and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from NCB will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by NCB, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by NCB against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, NCB will authorize underwriters or other persons acting as NCB's agents to solicit offers by certain institutions to purchase Debt Securities from NCB pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by NCB. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                         VALIDITY OF THE DEBT SECURITIES

     The validity of the Debt Securities offered hereby and other legal matters will be passed upon for NCB by Shea & Gardner, Washington, D.C. The validity of the Debt Securities will be passed upon for the underwriters or agents by Brown & Wood LLP, New York, New York.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from NCB's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reference upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution


     The following statement sets forth the estimated amounts of expenses to be borne by NCB in connection with the distribution of the securities offered hereby:

     Securities and Exchange Commission registration fee          $ 30,303.03
     Accounting fees and expenses                                   25,000.00
     Legal fees and expenses                                       127,000.00
     Trustee's fees and expenses                                    10,000.00
     Printing and engraving expenses                                10,000.00
     Rating Agency fees                                             65,000.00
     Miscellaneous expenses                                         17,000.00
         Total                                                    $284,303.03



Item 15.  Indemnification of Directors and Officers

     Article IX of the bylaws of the National Consumer Cooperative Bank provides as follows:

                            INDEMNIFICATION/INSURANCE

          Section 9.1 Action, Etc., Other Than by or in the Right of the Bank.

               The Bank shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Bank other than a judicial action or suit brought by or in the right of the Bank, by reason of the fact that he or she is or was a director, officer, employee, or trustee of the Bank or is or was serving at the specific written request of the Bank as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Bank, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Bank, and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

          Section 9.2 Action, Etc., by or in the Right of the Bank.

               The Bank shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Bank to procure a judgment in its favor by reason of the fact that he or she is or was an Agent (as defined above) against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Bank, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Bank unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          Section 9.3 Determination of Right of Indemnification.

               Any indemnification under Section 9.1 or 9.2 (unless ordered by a court) shall be made by the Bank unless a determination is reasonably and promptly made (i) by the Board by a vote of two-thirds of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Bank, or with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his or her conduct was unlawful.

          Section 9.4 Indemnification Against Expenses of Successful Party.

               Notwithstanding the other provisions of this Article, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any proceeding or in the defense of any claim, issue or matter therein, such Agent shall be indemnified against all expenses incurred in connection therewith.

          Section 9.5 Advances of Expenses.

               Except as limited by Section 6 of this Article, expenses incurred in any action, suit, proceeding, or investigation shall be paid by the Bank in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Bank if a determination is reasonably and promptly made by the Board of directors by a vote of two-thirds of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors, so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interest of the Bank, or with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his or her conduct was unlawful. In no event shall any advance be made in instances where the Board or independent legal counsel reasonably determined that such person deliberately breached his or her duty to the Bank or its shareholders.

          Section 9.6 Right of Agent to Indemnification Upon Application:
                      Procedure Upon Application.

               Any indemnification under Sections 9.2, 9.3 and 9.4, or advance under Section 9.5 of this Article, shall be made promptly, and in any event within ninety (90) days, upon the written request of the Agent, unless with respect to applications under Section 9.2, 9.3, or 9.5, a determination is reasonably and promptly made by the Board of Directors by a vote of two-thirds of a quorum of disinterested directors that such Agent acted in a manner set forth in such Sections as to justify the Bank's not indemnifying or making an advance to the Agent. In the event no quorum of disinterested directors is obtainable, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Sections as to justify the Bank's not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Article shall be enforceable by the Agent in any court of competent jurisdiction, if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within ninety (90) days. The Agent's expense incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Bank.

          Section 9.7 Other Rights and Remedies.

               The indemnification provided by this Article shall not be deemed exclusive of any other rights to which an Agent seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such person. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Bank and the Agent who serves in such capacity at any time while these Bylaws and other relevant provisions of the general corporation law and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

          Section 9.8 Insurance.

               Upon resolution passed by the Board, the Bank may purchase and maintain insurance on behalf of any person who is or was Agent against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Bank would have the power to indemnify him or her against such liability under the provisions of this Article.

          Section 9.9 Other Enterprises, Fines, and Serving at Bank's Request.

               For purposes of this Article, references to "other enterprise" in
          Section 9.1 shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the specific written request of the Bank" shall include any service as a director, officer, employee, or trustee of the corporation which imposes duties on, or involves services by, such director, officer, employee, or trustee, with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Bank" as referred to in this Article.

          Section 9.10 Savings Clause.

               If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Bank shall nevertheless indemnify each Agent as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Bank, to the full extent permitted by any application portion of this Article that shall not have been invalidated, or by any other applicable law.

          The Reliance Insurance Company has issued to NCB an officers and directors insurance policy which provides insurance coverage to NCB's directors and officers for specified liabilities and to NCB for amounts paid to the directors and officers as indemnification for specified liabilities. The coverage afforded by the policy is subject to various standard exclusions, including exclusions of claims arising from dishonest or fraudulent acts, self-dealing by the directors and officers, and various intentional torts. The maximum aggregate limits of liability under the policy are $10 million.

Item 16.  Exhibits

     1.     Form of Distribution Agreement
     4.1    Form of Indenture
     4.2    Form of Fixed Rate Note
     4.3    Form of Floating Rate Note
     5.     Opinion of Shea & Gardner
     12.    Computation of Ratio of Earnings to Fixed Charges
     23.1   Consent of Deloitte & Touche LLP
     23.3   Consent of Shea & Gardner (contained in Exhibit 5)
     24.*   Powers of Attorney
     25.    Form T-1 Statement of Eligibility of Trustee

----------
* Previously filed.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     1. That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (c) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

     3. That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, NCB certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, D.C. on the 21th day of January, 1997.


                                    NATIONAL CONSUMER COOPERATIVE BANK

                                    By: _______________________________
                                         Charles E. Snyder
                                         President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 21st day of January, 1997:

Name and Signature                                Title


                       *                          Chairman of the Board and
----------------------------------------------    Director
Thomas D. Henrion


                                                  Managing Director
----------------------------------------------    (Principal Financial Officer)
Richard L. Reed


                                                  Vice President (Principal
----------------------------------------------    Accounting Officer)
Patricia A. Ferrick

                       *                          Director
----------------------------------------------
Leo H. Barlow


                       *                          Director
----------------------------------------------
Harry J. Bowie


                       *                          Director
----------------------------------------------
Joseph Cabral


                       *                          Director
----------------------------------------------
Marilyn J. McQuaide


                       *                          Director
----------------------------------------------
James L. Burns, Jr.


                       *                          Director
----------------------------------------------
Terry Lewis

Name and Signature                                Title


                       *                          Director
----------------------------------------------
Alfred A. Plamann


                       *                          Director
----------------------------------------------
Mary Ann Rothman


                       *                          Director
----------------------------------------------
Anthony J. Scallon


                       *                          Director
----------------------------------------------
Sheila A. Smith


                       *                          Director
----------------------------------------------
Wally Smith


                       *                          Director
----------------------------------------------
Robert L. Thompson


*  By: ________________________________________
   Richard L. Reed
   (Attorney-in-Fact)

                                  EXHIBIT INDEX


        Exhibit
        No.       Description

        1.        Form of Distribution Agreement
        4.1       Form of Indenture
        4.2       Form of Fixed Rate Note
        4.3       Form of Floating Rate Note
        5.        Opinion of Shea & Gardner
        12.       Computation of Ratio of Earnings to Fixed Charges
        23.1      Consent of Deloitte & Touche LLP
        23.3      Consent of Shea & Gardner (contained in Exhibit 5)
        24.*      Powers of Attorney
        25.       Form T-1 Statement of Eligibility of Trustee

----------
* Previously filed